Exhibit 3.1

AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT OF
OF
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

This Amendment to the Limited Liability Company Agreement (this “Amendment”) of Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), dated June 15, 2006, but effective as of February 24, 2005 (the “Effective Date”), is executed by DFI Holdings L.P. (“DFI”). Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Limited Liability Company Agreement of TEPPCO GP dated March 31, 2000 (as amended prior to the effective date hereof, the “LLC Agreement”).

RECITALS

WHEREAS, DFI Holdings LLC (the “Company”) owns a 1% general partner interest in and is the sole general partner of DFI;

WHEREAS, DFI is the sole member of TEPPCO GP;

WHEREAS, TEPPCO GP owns a 2% general partnership interest in TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO LP”), and is the sole general partner of TEPPCO LP;

WHEREAS, the Company, in its capacity as general partner of DFI, has determined that it is advisable to amend the LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, DFI hereby agrees as follows:

AGREEMENT

1.             Section 10(a) of the LLC Agreement shall be amended by deleting clause (i) thereof and replacing it with a new clause (i) as follows:

(i)            The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more Directors; provided, however, that any Executive Committee designated pursuant to Section 10(b) shall consist of three or more Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except as otherwise provided by law, any such committee shall have and may exercise such powers of the Board of Directors as are provided in the resolution of the Board or set forth in this Agreement.

2.             Section 10(a) of the LLC Agreement shall be amended by deleting clause (iii) thereof and replacing it with a new clause (iii) as follows:

(iii)          Regular meetings of a committee may be held without notice at such time and place as shall from time to time be determined by the committee. Special meetings of a committee shall be called by the Secretary at the request of the Chief Executive officer or of any member (in the case of any Executive Committee, any two members) of the committee. Notice of each special meeting of a committee shall be given by the Secretary to each member of the committee. No such notice of any meeting need by given to any member of a committee who attends the meeting or who files a written waiver of notice thereof with the Secretary, either before or after the meeting.

3.             Section 11(a) of the LLC Agreement shall be amended by deleting clauses (i) and (ii) thereof and replacing them with new clauses (i) and (ii) as follows:

(i)            The officers of the Company shall be chosen by the Board of Directors. The principal officers shall be a Chief Executive Officer, a President, one or more Vice Presidents (one or more of whom may be designated Executive Vice President, and one or more of whom may be designated Senior Vice President) a Secretary, a Treasurer, a Chief Financial Officer, and a General Counsel. The principal officers shall be elected each year at the first meeting of the Board of Directors. Two or more offices may be held by the same person. The Chief Executive Officer shall be chosen by the Directors from their own number.

(ii)           The Board may appoint such other officers, assistant officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board.

4.             Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the LLC Agreement shall remain the same. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Limited Liability Company Agreement as of June 15, 2006, but effective as of the Effective Date.

DFI GP HOLDINGS L.P.
(Sole Member of Texas Eastern Products Pipeline Company, LLC)

By: DFI Holdings LLC, its general partner

By:	/s/ RICHARD H. BACHMANN
Name: Richard H. Bachmann
Title: Executive Vice President